Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of China Medical Technologies, Inc. of our report dated September 22, 2006 with respect to the consolidated financial statements of China Medical Technologies, Inc., which report appears in the March 31, 2006 annual report on Form 20-F of China Medical Technologies, Inc.

/S/ KPMG

KPMG

Hong Kong, China

November 27, 2006